EXHIBIT 99
For More Information:
Barbara Bolens 414-438-6940
For Immediate Release
Brady announces Completion of Tradex converting AB acquisition
MILWAUKEE (May 23, 2006)—Brady Corporation (NYSE: BRC), a world leader in identification solutions and precision die-cut components, today announced that it had completed its acquisition of Tradex Converting AB.
     Tradex, with fiscal 2005 sales of approximately SEK 680 million (approximately $90 million, based on current exchange rates), is a leading manufacturer and supplier of pressure sensitive, die-cut components for the mobile handset and electronics industries. It employs about 1,000 people in operations in Sweden, China, South Korea and Brazil.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 300,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs about 6,500 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady’s fiscal 2005 sales were approximately $816 million. More information is available on the Internet at www.bradycorp.com.
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This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past events. In this context forward-looking statements often address our expected future business and financial performance, and often contain certain words such as “expect, anticipate, intend, plan, believe, seek, will, or may.” Forward-looking statements by their nature address matters that are, to different degrees uncertain. For us, uncertainties arise from future financial performance of major markets we serve which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; our ability to retain significant contracts and customers; future competition; our ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; our ability to realize cost savings from our operating initiatives; our ability to attract and retain key talent; difficulties associated with exports; risks associated with our international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of our substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature and those identified in reports we file with the SEC. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.